Exhibit 16.1

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 1, 2002

Dear Madam/Sir:

We have read Item 4 included in the Form 8-K/A dated April 1, 2002, of Centex Construction Products, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP
 Arthur Andersen LLP

Copy to:
Mr. Arthur R. Zunker, Jr.
Senior Vice President
Centex Construction Products, Inc.